Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Wednesday, June 11, 2008	TRADED:	Nasdaq
LANCASTER COLONY SELLS AUTOMOTIVE ALUMINUM ACCESSORIES OPERATIONS
     COLUMBUS, Ohio, June 11 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that, as part of its strategic alternative review of nonfood operations, it has sold effectively all the operating assets of its Des Moines, Iowa automotive accessory operations to certain members of the local management group. The primary products manufactured at this location are aluminum truck and van accessories, which generated net sales of approximately $145 million for the fiscal year ended June 30, 2007.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony, said, “Similar to several other actions that we have taken over the last 15 months, this divestiture is consistent with our objective to concentrate our future effort and investment in the food sector.”
     This cash transaction is expected to result in a pretax loss of approximately $20 to $22 million, pending customary post-closing adjustments, and completes the divestiture of the company’s automotive businesses.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including, without limitation: the overall strength of the economy; changes in financial markets; slower than anticipated sales growth; the extent of operational efficiencies achieved; the success of new product introductions; price and product competition; increases in energy and raw-material costs; the reaction of customers or consumers to price increases we may implement; our ability to consummate good-fitting acquisitions; and the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations, including the effect of our sale of our Des Moines, Iowa automotive accessory operations. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com